UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 18, 2006

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2006, the Compensation Committee of the Board of Directors approved annual grants of restricted stock units (RSU's) and stock options for our management personnel including, but not limited to, our senior executive officers. The RSU grants have different terms than those made in fiscal 2006. In fiscal 2006, annual RSU grants were subject to performance-based vesting. Specifically, 100% of the fiscal 2006 annual grants will vest approximately one month after the third anniversary of the grant date so long as the grantee remains continuously employed with the Company during that time period and the Company meets or exceeds certain financial targets over the previous three fiscal years. This was a departure from prior years where annual RSU grants would vest so long as the recipient remained employed by ADC for a specified period of time. For fiscal 2007, eligible participants other than our CEO will receive RSU grants that have both time-based and performance-based vesting provision. Specifically, 50% of the fiscal 2007 RSU grants made to each of these participants will have a time-based vesting provision and 50% of the 2007 RSU grants will have a performance-based vesting provision. In contrast, the entire amount of the 2007 annual RSU grant made to our CEO, Robert E. Switz, will be subject to the performance-based vesting provision.

RSU's with time-based vesting provisions will vest approximately one month after the third anniversary of the date of grant. These time-based RSU's will be settled one for one in shares of common stock upon vesting. RSU's with performance-based vesting provisions will vest approximately one month after the third anniversary of the grant date so long as the grantee remains continuously employed with the Company during that time period and the Company meets or exceeds certain financial targets of the previous three fiscal years. These performance-based RSU's will be settled one for one in shares of common stock upon vesting.

We previously have filed the form of agreement for the performance-based RSU. We will file the form of agreement for the time-based RSU with our Annual Report on Form 10-K for our fiscal year 2006.

In addition, the terms of the annual grant of stock options have been modified. Previously, options were granted with a ten-year term. Annual option grants for fiscal 2007 will have a seven year term. This change is designed to reduce potential cumulative dilution to shareowners and to reduce the total cost of option grants. We will file the form of agreement for the fiscal 2007 annual stock option awards with our Annual Report on Form 10-K for our fiscal year 2006.

In addition to the annual grant of performance-based RSU's made to Mr. Switz discussed above, the Compensation Committee on December 18, 2006, also approved a supplemental RSU grant with time-based vesting provisions to Mr. Switz. This supplemental grant was made in light of the renewal of the initial 3-year employment agreement entered into with Mr. Switz in August 2003 and the completed vesting during 2006 of the initial three-year Chief Executive stock option and restricted stock grants made to Mr. Switz at the time he assumed the role of Chief Executive Officer. This supplemental RSU is subject to time-based cliff vesting over a three year period. In contrast to the annual grants, this supplemental grant does not provide pro-rata vesting in the case of a qualified voluntary retirement. As such, it materially enhances the financial incentive for Mr. Switz to continue his services to ADC for at least 3 more years. The form of agreement for this special time-based RSU will be filed with our Annual Report on Form 10-K for our fiscal year 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

December 18, 2006	By:	James G. Mathews

Name: James G. Mathews
Title: Vice President, Controller